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                                                                      Exhibit 2


July 11, 1996


For more information, please contact:
Dennis M. Dolan, Vice President and Chief Financial Officer



                           AIR EXPRESS INTERNATIONAL
                       COMPLETES REDEMPTION OF DEBENTURES



Darien, Connecticut....AIR EXPRESS INTERNATIONAL CORPORATION
(NASDAQ symbol: AEIC) announced that on July 8, 1996 it completed the redemption of its outstanding 6% Convertible Subordinated Debentures due January 15, 2003. As a result of the call of the Debentures for redemption, an aggregate of $74,735,000 principal amount of Debentures were converted by the holders into 3,290,756 newly-issued shares of the Common Stock and the remaining $15,000 principal amount of Debentures were redeemed at a redemption price of 104.2% of their principal amount plus accrued interest thereon to the redemption date. As of the close of business on July 8, 1996, after giving effect to the conversion of outstanding Debentures, the Company had outstanding a total of 22,666,413 shares of Common Stock.





















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